Exhibit 1.2

AMENDMENT NO. 1 TO

EQUITY DISTRIBUTION AGREEMENT

This Amendment No. 1 to Equity Distribution Agreement (this “Amendment”), is entered into as of October 6, 2023, by and among Hall of Fame Resort & Entertainment Company, a Delaware corporation (the “Company”), and Maxim Group LLC (“Maxim”) and Wedbush Securities Inc. (“Wedbush”), as sales agents (each an “Agent” and, collectively, “Agents”). All capitalized terms used herein shall have the meanings set forth in the Equity Distribution Agreement (as defined below), unless otherwise indicated.

 RECITALS:

A. The Company and the Agents are parties to the Equity Distribution Agreement, dated as of September 30, 2021 (the “Equity Distribution Agreement”).

B. The parties hereto desire to amend the Equity Distribution Agreement as set forth herein to decrease the maximum aggregate offering price of Shares to be issued and sold through the Agents pursuant to the Equity Distribution Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Agents agree as follows:

1. Amendment of Heading of the Equity Distribution Agreement. The heading of the Equity Distribution Agreement is hereby amended and restated in its entirety as follows:

“Hall of Fame Resort & Entertainment Company

 Up to $39,016,766 of Shares of Common Stock

 Equity Distribution Agreement”

2. Amendment of Preamble of the Equity Distribution Agreement. The first sentence of the Preamble of the Equity Distribution Agreement is hereby amended and restated in its entirety as follows:

“Hall of Fame Resort & Entertainment Company, a Delaware corporation (the “Company”), proposes to issue and sell through Maxim Group LLC (“Maxim”) and Wedbush Securities Inc. (“Wedbush”), as sales agents, up to an aggregate of $39,016,766 of shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company (the “Shares”) on terms set forth herein.”

3. Amendment to Section 2(a) of the Equity Distribution Agreement. The first sentence of Section 2(a) of the Equity Distribution Agreement is hereby amended and restated in its entirety as follows:

“On the basis of the representations, warranties and agreements herein, the Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Agents, acting as sales agent, up to an aggregate of $39,016,766 of Shares (the “Offering Size); provided, however, that in no event shall the Company issue or sell through the Agents such number of Shares that (a) exceeds the number or dollar amount of shares of Common Stock registered on the Registered Statement pursuant to which the Offering is being made, (b) exceeds the number of authorized but unissued shares of Common Stock under the Company’s Restated Certificate of Incorporation, as amended or (c) would cause the Company or the Offering to not satisfy the eligibility and transaction requirements for use of Form S-3 (including, if then applicable, General Instruction I.B.6 of Form S-3) (the lesser of (a), (b) and (c), the “Maximum Amount”).”

4. Amendment to Section 7 of the Equity Distribution Agreement. The first sentence of Section 7 of the Equity Distribution Agreement is hereby amended and restated in its entirety as follows:

“The terms of this Agreement shall begin on the date hereof and shall continue until the earlier of (i) the sale of Shares having an aggregate offering price of $39,016,766, (ii) the termination by either the Agents or the Company upon the provision of fifteen (15) days written notice or (iii) September 14, 2024.”

3. Miscellaneous.

3.1 References. The Equity Distribution Agreement, as amended by this Amendment, is in full force and effect and is hereby ratified and confirmed by the parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Equity Distribution Agreement or as a waiver of or consent to any further or future action on the part of any party that would require the waiver or consent of any other party. On and after the date hereof, each reference in the Equity Distribution Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Equity Distribution Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Equity Distribution Agreement will mean and be a reference to the Equity Distribution Agreement, as amended by this Amendment.

3.2 Effective Date. The amendments and agreements set forth in this Amendment shall be effective as of the date first set forth above.

3.3 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, including Section 5-1401 of the General Obligations Law of the State of New York, but otherwise without regard to conflict of laws rules that would apply the laws of any other jurisdiction.

3.4 Entire Agreement. The Equity Distribution Agreement, as amended by this Amendment, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

3.5 Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

By:	/s/ Michael Crawford
	Name:	Michael Crawford
	Title:	President and Chief Executive Officer

Maxim Group LLC

By:	/s/ Clifford Teller
	Name:	Clifford Teller
	Title:	Co-President

Wedbush Securities Inc.

By:	/s/ Burke Dempsey
	Name:	Burke Dempsey
	Title:	Executive Vice President